EXHIBIT 99.1

Media Contact: Jaime Spuhler Taleo Corporation 904.493.8851 e-mail: jspuhler@taleo.com	Investor Relations Contact: Nate Swanson 925.452.3156 e-mail: ir@taleo.com

Taleo Announces Completion of Revenue Recognition Review

- Announces restatement resulting in deferral of approximately $18 million in services revenue previously recognized through June 30, 2008

- Sets conference call today at 2:30pm PDT

Dublin, CA – March 23, 2009 - Taleo Corporation (NASDAQ: TLEO) announced today that it has completed the review of its revenue recognition practices.  As a result of this review, the Company will restate certain previously filed financial statements, and defer to future periods approximately $18 million of consulting services revenue previously recognized through June 30, 2008.  The revenue deferred beyond June 30, 2008 represents less than 4% of the Company’s total revenues previously recognized over the restated period. The restatement only pertains to the timing of revenue recognition, and does not impact cumulative total revenue under contract or cumulative cash flow from operations. For context, during the restated period, a total of approximately $85 million in consulting revenue and $378 million of application revenue was recognized.

The restatement reflects a change in the Company’s historical application of accounting practices under Emerging Issues Task Force No. 00-21.  Historically, when application services and consulting services were sold together, the Company recognized consulting services revenue as the services were delivered.  Now, in similar arrangements, the Company’s consulting services revenue will be recognized ratably over the term of the application services agreement, typically three years.

“We are pleased to conclude this very technical accounting review,” said Michael Gregoire, Chairman and CEO of Taleo. “Throughout the review, Taleo has remained focused on our business and has maintained our high level of service for our customers.  We believe that our Talent Management solutions remain crucial for companies working to optimize their staff investments—which can make the difference for them between surviving and thriving.”

Amounts in the Company's previously issued financial statements for the years ended December 31, 2003 through 2007, and the interim financial statements for the quarters ended March 31, 2008 and June 30, 2008, will be corrected for the timing of revenue recognition for consulting services revenue during those periods. This restatement is inclusive of corrections to consulting services revenue recognition and changes to timing of revenue recognition for set-up fees, an element of the Company's application service revenue, that were announced February 23, 2009 (see other press release).

The Company expects to file its 2008 annual report on Form 10-K, and its quarterly report on Form 10-Q for the quarter ended September 30, 2008 by April 30, 2009. The Company believes that it will be able to timely file its quarterly report for the quarter ending March 31, 2009, which is due on May 11, 2009.

Conference Call Details

In conjunction with this announcement, Taleo will host a conference call 2:30pm PDT (5:30pm EDT) today to discuss the Company's conclusion of its accounting review. A live and replay Webcast of the call will be available on the Investor Relations section of Taleo's website at www.taleo.com. The live call may be accessed by dialing 866-713-8567 (domestic) or 617-597-5326 (international) and referencing passcode: 9358-8888. A replay of the call can also be accessed by dialing 888-286-8010 (domestic) or 617-801-6888 (international), and referencing passcode: 3357-1458.

About Taleo

Taleo (NASDAQ: TLEO) is the leader in on demand unified talent management solutions that empower organizations of all sizes to assess, acquire, develop and align their workforces for improved business performance. More than 3,900 organizations use Taleo for talent acquisition and performance management, including 48 of the Fortune 100 and over 3,300 small and medium sized businesses across 200 countries and territories. Known for its strong configurability and usability, Taleo runs on a world-class infrastructure and offers 99.9% availability. Taleo's Talent Grid harnesses the resources of the Taleo community of customers, candidates, and partners to power the talent needs of companies around the world.

Forward-looking Statements

This release contains forward-looking statements, including statements regarding the Company’s review of its revenue recognition practices and the filing of restated financial statements and reports. Any forward-looking statements contained in this press release are based upon Taleo's historical performance and its current plans, estimates and expectations and are not a representation that such plans, estimates, or expectations will be achieved. These forward-looking statements represent Taleo's expectations as of the date of this press announcement. Subsequent events may cause these expectations to change, and Taleo disclaims any obligation to update the forward-looking statements in the future. These forward-looking statements are subject to known and unknown risks and uncertainties that may cause actual results to differ materially. Further information on potential factors that could affect actual results is included in Part II, Item 1A of Taleo's Quarterly Report on Form 10-Q, as filed with the SEC on August 11, 2008, and in other reports filed by Taleo with the SEC.